EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Healthpeak Properties, Inc. of our reports dated February 3, 2026, relating to the financial statements of Healthpeak Properties, Inc. and the effectiveness of Healthpeak Properties, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025:
Joint Post-Effective Amendment No. 1 to Registration Statement No. 333-276954 on Form S-3 of Healthpeak Properties, Inc., Healthpeak OP, LLC, DOC DR, LLC, and DOC DR Holdco, LLC,
Registration Statement Nos. 333-286801 and 333-271514 on Form S-8, and
Post-Effective Amendment No. 1 to Registration Statement No. 333-195735 on Form S-8
/s/ Deloitte & Touche LLP

Costa Mesa, California
February 3, 2026